Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (the “Agreement”) is made and entered into as of November 15, 2005, by and among Coach Industries Group, Inc., a Nevada corporation (“CIGI” or “Buyer”) and BFT Funding Company No. 1, LLC, a Delaware limited liability company (“Seller”) on the other hand.

WHEREAS, the Seller owns of record and beneficially all of the membership interests of FleetPlan LLC, a Florida limited liability company (“FleetPlan”).

WHEREAS, Buyer desires to purchase, and Seller desires to sell, all of the membership interests owned by Seller in and to Fleetplan, which will vest control of all of the assets of FleetPlan and each of its subsidiaries (if any) (together with FleetPlan, referred to collectively as the “Company”) in Buyer.

WHEREAS, Buyer and Seller desire to memorialize the terms of their agreement by this writing.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I. - SALE AND PURCHASE OF SHARES

1.1 Sale and Purchase. At Closing Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept delivery all of the issued and outstanding membership interests of the Company (the “Interest”), free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever. At the Closing, Seller will deliver or cause to be delivered to Buyer, against payment therefor, certificates representing the Interest, accompanied by an instrument duly executed in blank transferring such Interest and otherwise in form acceptable to Buyer for transfer on the books of the Company.

1.2 Payment for Interest. As payment in full for the Interest Buyer will pay to Seller at the Closing the sum of One Million Five Hundred Twenty Five Thousand ($1,525,000.00) United States Dollars, payable as follows:

(a) U.S. $300,000, payable at the Closing;

(b) $725,000, promissory note (“Promissory Note”) (in the form attached as Schedule 1.2(b), which shall bear interest at the rate of 12% per annum;

(c) U.S. $500,000 of CIGI common stock, based on the average of closing sale prices of CIGI common stock for the ten (10) trading days immediately prior to Closing; and

1.3 Delivery of Customer Agreements. On the terms and subject to the conditions of this Agreement, on or before June 1, 2006, in consideration for the payments due and payable pursuant to Section 1.2 above, Seller will deliver to Buyer the following agreements (collectively, the “Customer Agreements”) to be entered into by and between Buyer, or its assigns, and the following applicable parties:

(a) Repurchase Agreements. Seller will deliver to Buyer repurchase agreements (“Repurchase Agreements”), each substantially in the form attached hereto as Schedule 1.3(a), to be entered into by CIGI, or its assigns, and two or more motor vehicle manufacturers or wholesalers (each a “Dealer”).

(b) Lessee Agreements. Seller will deliver to Buyer motor vehicle lease agreements (“Lease Agreements”), each substantially in the form attached hereto as Schedule 1.3(b), to be entered into by and between CIGI, or its assigns, and one or more daily car rental companies (such as Dollar, Thrifty, Budget, etc.) (each a “Lessee”). Seller will deliver Lease Agreements from at least 10 Lessees, each with credit ratings reasonably acceptable to CIGI.

ARTICLE II. - CLOSING

2.1 Closing. The closing of the transaction contemplated hereby (the “Closing”) will be held at 5:00 p.m. (EST), as soon as practicable but not later than November 15, 2005 (“Closing Date”), unless extended by mutual agreement of the Buyer and Seller.

2.2 Deliveries by Seller. At Closing, the Seller will deliver to Buyer:

(a) an instrument assigning all of the Interest to Buyer;

(b) the resignations of all the managers of the Company;

(c) Copies of all resolutions or consents of the members of the Company authorizing this Agreement and the transaction contemplated herein;

(d) all ledgers, minute books and company seals and similar items of the Company;

(e) possession of all originals and copies of all agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Seller pertaining to the Company (collectively, the “Records”); provided, however, that the Seller may retain (1) copies of any tax returns and copies of Records relating thereto; (2) copies of any Records that the Seller is reasonably likely to need for complying with requirements of law; and (3) copies of any Records that in the reasonable opinion of the Seller will be required in connection with the performance of its obligations hereunder or otherwise related hereto;

2.3 Deliveries by Buyer. At Closing, Buyer will deliver:

(a) to Seller the Purchase Price required to be paid at Closing; and

(b) one or more certificates representing $500,000 in CIGI Common Stock; and

ARTICLE III. – DUE DILIGENCE

3.1 Due Diligence. The Company and Seller acknowledge and confirm that Buyer and its representatives, accountants, lenders, guarantors and counsel, (collectively the “Representatives”) have performed such due diligence as the Buyer and its Representatives deemed necessary prior to the Closing. Buyer confirms that Seller and the Company have provided Buyer with such information as Buyer and its Representatives requested regarding Seller, the Company, their businesses, operations, assets or liabilities. The parties also acknowledge that Seller will be entitled to perform such due diligence as Seller deems necessary prior to the Closing Date and Buyer will promptly provide Seller with such information as Seller reasonably requests regarding Buyer, its businesses, operations, assets or liabilities, and the Buyer hereby agrees to make all such information available to Seller or Seller’s Representatives.

ARTICLE IV. - REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants:

4.1 Existence; Qualification; and Subsidiaries. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, the Company has the power to own, manage, lease and hold its assets and to carry on its business as and where such assets are presently located and such business is presently conducted. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; Seller has the power to own, manage, lease and hold its assets and to carry on its business as and where such assets are presently located and such business is presently conducted. FleetPlan has no subsidiaries except as set forth on Schedule 4.1, each of which is wholly owned by FleetPlan.

4.2 Authorization; Enforcement; Validity. (i) Seller and the Company have the requisite power and authority to enter into and perform their respective obligations under this Agreement and each of the other agreements entered into by the parties in connection with this Agreement (collectively, the “Transaction Documents”); (ii) the execution and delivery of the Transaction Documents by Seller and the Company and the consummation by each of them of the transactions contemplated hereby and thereby, including without limitation have been duly authorized by the Seller’s and the Company’s members or mangers and no further consent or authorization is required by the Seller, the Company, their respective members or managers; (iii) this Agreement has been, and each other Transaction Document will be on the Closing Date, duly executed and delivered by the Company and the Seller; and (iv) this Agreement constitutes, and each other Transaction Document, upon its execution on behalf of the Seller and the Company, will constitute, the valid and binding obligations of the Company enforceable against the Company in accordance with their terms. Seller and the Company have delivered to the Buyer a true and correct copy of a unanimous written consent adopting the resolutions authorizing the Transaction Documents executed by all of their respective members and mangers. No other approvals or consents are necessary under applicable laws and the Company’s Certificate of Incorporation or Operating Agreement to authorize the execution and delivery of this Agreement or any of the transactions contemplated hereby.

4.3 Capitalization and Company Records. Seller owns the Interest, which represents 100% of the issued and outstanding membership interests of the Company. All of the Interests have been validly issued and are fully paid and nonassessable. There are (i) no preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) no outstanding debt securities, (iii) no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any membership interests of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional securities or commitments of any character whatsoever relating to any membership interests of the Company, (iv) there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the 1933 Act, (v) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company or any of its subsidiaries, or (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the securities as described in this Agreement. The Company has furnished to the Buyer true and correct copies of the Seller’s Certificate of Incorporation as in effect on the date hereof (the

“Certificate of Incorporation”), and the Company’s Operating Agreement as in effect on the date hereof (the “Operating Agreement”), and summaries of the terms of all securities convertible into or exercisable for Interest, if any, and copies of any documents containing the material rights of the holders thereof in respect thereto. The Company’s records and minute books made available to Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such records and minute books contain an accurate record of all member and manger actions (or any committees thereof) of the Company taken by written consent or at a meeting. All actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company fairly and accurately reflect all of the Company’s transactions, properties, assets and liabilities.

4.4 No Seller Defaults or Consents. The execution and delivery of this Agreement by Seller and the performance by Seller of their obligations hereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which the Seller is a party, or by which the properties or assets of the Seller is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to consummate the transactions contemplated hereby.

4.5 No Company Defaults or Consents. Neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will: (i) violate or conflict with any of the terms, conditions or provisions of the Certificate of Incorporation or Operating Agreement of the Company; (ii) violate any laws applicable to the Company; (iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Company; (iv) result in the creation of any lien, charge or other encumbrance on any Properties of the Company; or (v) require either of the Seller or the Company to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any governmental agency.

4.6 Financial Statements; Liabilities; Accounts Receivable; Inventories.

(a) The Company has delivered to Buyer true and complete copies of Financial Statements with respect to the Company and its business since the Company was formed (the “Financial Statements”), and said Financial Statements are attached hereto as Schedule 4.6(a). All of such Financial Statements present fairly the financial condition and results of operations of the Company for the dates or periods indicated thereon. All of such Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated.

(b) Except for (i) the liabilities reflected on the Company’s September 30, 2005 balance sheet included with the Financial Statements attached as Schedule 4.6(a), and (ii) the liabilities set forth in Schedule 4.6(b), the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP). All loans from Members and Due to BFT Funding Co. 1. LLC are and accounts payable outstanding of the Seller are to be an equity contribution to by the Seller and not obligations of the Buyer. Buyer agrees to reimburse Seller for payroll paid by Seller, considered normal and customary, and presented to Buyer for the period from October 16, 2005 through closing of this Agreement.

(c) Except as otherwise set forth in Schedule 4.6(c), the accounts receivable reflected on the September 30,2005 balance sheet included in the Financial Statements referenced in Section 4.6(a) and all of the Company’s accounts receivable arising since September 30, 2005 (the “Balance Sheet Date”) arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full. Except as set forth in Schedule 4.6(c), no such account has been assigned or pledged to any other person, firm or corporation, and no defense or set-off to any such account has been asserted by the account obligor or exists.

(d) The Company has and will have as of the Closing Date legal and beneficial ownership of its assets, free and clear of any and all liens, mortgages, pledges, adverse claims, encumbrances or other restrictions or limitations whatsoever.

4.7 Absence of Certain Changes.

(a) Since the Balance Sheet Date, there has not been: (i) any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of the Company; any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of the Company; or any material adverse change in the Company’s sales patterns, pricing policies, accounts receivable or accounts payable.

(b) Since the Balance Sheet Date, the Company has not done any of the following:

(i) merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii) purchased any securities of any Person;

(iii) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

(iv) made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company’s business operations;

(v) entered into, amended or terminated any material agreement;

(vi) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties;

(vii) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii) incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $5,000;

(ix) maintained its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under generally accepted accounting principles;

(x) adopted any Plan or Benefit Program or Agreement, or granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

(xi) suffered any extraordinary losses or waived any rights of material value;

(xii) made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to the Company;

(xiii) (A) liquidated inventory or accepted product returns other than in the ordinary course, (B) accelerated receivables, (C) delayed payables, or (D) changed in any material respect the Company’s practices in connection with the payment of payables and/or the collection of receivables;

(xiv) engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xv) committed to do any of the foregoing.

4.8 Compliance with Laws. The Company is in compliance in all respects with any and all laws applicable to the Company, other than failures to so comply that would not have an adverse effect on the business, operations, prospects, properties or financial condition of the Company.

4.9 Litigation. There are no claims, actions, suits, investigations or proceedings against the Company pending or threatened in any court or before or by any governmental agency, or before any arbitrator.

4.10 Real Property. The Company does not own any real property.

4.11 Commitments.

(a) Except as otherwise set forth in Schedule 4.11, the Company is not a party to or bound by any of the following, whether written or oral;

(i) any contract that cannot by its terms be terminated by the Company with 30 days or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii) contract or commitment for capital expenditures by the Company in excess of $5,000 per calendar quarter in the aggregate;

(iii) lease or license with respect to any real or personal property;

(iv) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(v) partnership agreement;

(vi) contract with any affiliate of the Company (including the Seller) relating to the provision of goods or services by or to the Company;

(vii) agreement for the sale of any assets that in the aggregate have a net book value on the Company’s books of greater than $5,000;

(viii) agreement that purports to limit the Company’s freedom to compete freely in any line of business or in any geographic area;

(ix) preferential purchase right, right of first refusal, or similar agreement; or

(x) other Contract that is material to the business of the Company.

(b) All of the contracts listed or required to be listed in Schedule 4.11 are valid, binding and in full force and effect, and the Company has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect, except as disclosed in Schedule 4.11. Neither the Company nor any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed in Schedule 4.11. Following the Closing, the Company will continue to be entitled to all of the benefits currently held by the Company under each Contract listed or required to be listed in Schedule 4.11.

(c) Except as otherwise set forth in Schedule 4.11(c), the Company is not a party to or bound by any Contract or contracts the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining.

4.12 Insurance. Schedule 4.12 hereto is a complete and correct list of all insurance policies (including, without limitation, fire, liability, product liability, workers’ compensation and vehicular) presently in effect that relate to the Company or its Properties.

4.13 Intangible Rights. Set forth on Schedule 4.13 is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, licensed or controlled by the Company and all goodwill associated therewith. The Company owns or has the right to use and will as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names, software, formulae, methods, processes and other intangible properties that are necessary or customarily used by the Company for the ownership, management or operation of its Properties (“Intangible Rights”) including, but not limited to, the Intangible Rights listed on Schedule 4.13. Except as set forth on Schedule 4.13, (i) the Company is the sole and exclusive owner of all right, title and interest in and to all of the Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intangible Rights of others; (ii) no royalties, honorariums or fees are payable by the Company to any person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights and no grounds for any such claims exist; (iv) the Company has not made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein and no grounds for any such claims exist; (v) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of the Company’s businesses is infringing or has infringed upon any intellectual property rights of others; (vi) the Intangible Rights are sufficient and include all intellectual property rights necessary for the Company to lawfully conduct its business as presently being conducted; (vii) no interest in any of the Company’s Intangible Rights has been assigned, transferred, licensed or sublicensed by the Company to any person other than the Buyer pursuant to this Agreement; (viii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 4.13 and were duly made and remain in full force and effect; (ix) there has not been any act or failure to act by the Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights; (x) to the extent any of the Intangible Rights constitutes proprietary or confidential information, the Company has adequately safeguarded such information from disclosure; and (xi) all of the Company’s current Intangible Rights will remain in full force and effect following the Closing without alteration or impairment.

4.14 Equipment and Other Tangible Property. All of the Company’s equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in the Properties (the “Tangible Company Properties”), is suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Company Properties as will have been taken out of service on a temporary basis for repairs or replacement consistent with the Company’s prior practices and normal industry standards. The Tangible Company Properties are free of any structural or engineering defects, and during the past five years there has not been any significant interruption of the Company’s business due to inadequate maintenance or obsolescence of the Tangible Company Properties.

4.15 Banks. Schedule 4.15 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, and (iii) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company in matters concerning any of its business or affairs. Except as otherwise set forth in Schedule 4.15, no such proxies, powers of attorney or other like instruments are irrevocable.

4.16 Suppliers and Customers. Schedule 4.16 sets forth (i) the ten principal suppliers of the Company during the last fiscal year, together with the dollar amount of goods purchased by the Company from each such supplier during each such period, and (ii) the ten principal customers of the Company during the last fiscal years, together with the dollar amount of goods and/or services sold by the Company to each such customer during each such period.

4.17 Transactions With Affiliates. The Company has not entered into any agreement with a related party or Affiliate.

4.18 Other Information. The information furnished by the Seller and the Company to Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Seller and/or the Company at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

4.19 Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002, which are applicable to it as of the Closing Date. The Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.20 Investment Representations of the Seller. In connection with its acquisition of common stock of the Buyer, Seller hereby represents and warrants to Buyer as follows:

(a) Own Account. Seller understands that the CIGI common stock issuable hereunder (the “Securities”) will be deemed “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no arrangement or understanding with any other persons regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law. Seller is acquiring the Securities hereunder in the ordinary course of its business. Seller does not have any agreement or understanding, directly or indirectly, with any person or entity to distribute any of the Securities.

(b) Purchaser Status. At the time Seller was offered the Securities, it was, and at the date hereof it is: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Seller is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(c) Experience of Seller. Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Seller is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(d) General Solicitation. Seller is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e) Short Sales and Confidentiality. Other than the transaction contemplated hereunder, Seller has not directly or indirectly, nor has any person or entity acting on behalf of or pursuant to any understanding with Seller, executed any disposition, including Short Sales, in the securities of the Company during the period commencing from the time that Seller first received a term sheet from Buyer or any other person or entity setting forth the material terms of the transactions contemplated hereunder until the date hereof. Other than to other person or entity party to this Agreement, Seller has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

(f) No Tax or Legal Advice. Seller understands that nothing in this Agreement, any other transaction document or any other materials presented to Seller in connection with the purchase and sale of the Securities constitutes legal, tax or investment advice. Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Securities.

(g) Disclosure of Information. Seller believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities. Seller further represents that it has had an opportunity to ask questions and receive answers from Buyer, and has had the opportunity to review any of the Buyer’s filings with the SEC.

(h) No other Representations. Company and Seller acknowledge and agree that Buyer does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Article IV.

ARTICLE V. - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller that:

5.1 Corporate Existence and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.

5.2 Authority, Approval and Enforceability. This Agreement (and the documents to be executed by Buyer in connection herewith, including, but not limited to the Promissory note referred to in Section 1.2(b) above) has been duly executed and delivered by Buyer and Buyer has all requisite corporate power and legal capacity to execute and deliver this Agreement and all other documents to be executed by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby. The Board of Directors of Buyer has approved with within transactions at a duly noticed and regularly conducted meeting of the Board of Directors, and the execution and delivery of this Agreement and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate action necessary on behalf of Buyer. This Agreement to which Buyer is a party constitutes, an upon execution and delivery hereof, and each document to be delivered by Buyer to Seller in connection herewith (including, but not limited to the Promissory Note referred to in Section 1.2(b) above) will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

5.3 Buyer’s Access to Documents and Records; Waivers.

The books of account, minute books, stock record books, and other records of the Seller and Company have all been made available to Buyer, and Buyer confirms that same are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section

13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Seller and/or Company is/are subject to that Section), including the maintenance of an adequate system of internal controls. Buyer confirms that the minute books of the Seller and the Company contain accurate and complete records of all meetings held of, and action taken by, the members, the managers, and committees of the members and managers of the Seller and the Company, and no meeting of any such members, managers, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

Buyer further confirms that Buyer has investigated the assets of the Seller and the Company (including their encumbrance status) and confirms: (i) that the Seller and the Company each owns its respective assets and that Buyer is satisfied with the encumbrance status of same; (ii) that all of the assets of the Seller and the Company are sound, in good operating condition and repair, and are adequate for the uses to which they are being put and intended to be put; and, (iii) that the assets of the Seller and the Company are sufficient for the continued conduct of the business of the Seller and the Company after Closing in substantially the same manner as conducted prior to the Closing.

Buyer is a knowledgeable and sophisticated investor. Buyer specifically waives, relinquishes and renounces any and all claims of any and every kind against Seller under, arising out of, or related to The Florida Securities and Investor Protection Act, and the Securities Exchange Act of 1934, and all other similar laws of any and every jurisdiction. Buyer acknowledges that the foregoing waiver, relinquishment and renunciation is and was a material inducement to Seller to convey the Interest to Buyer and that Seller would not have done so absent such waiver, relinquishment and renunciation. Buyer is acquiring the Interest for its own account and not with a view to distribute the Interest (or any part thereof) within the meaning of Section 2(11) of the Securities Exchange Act of 1934.

ARTICLE VI. - CONDITIONS TO SELLER’S AND BUYER’S OBLIGATIONS

6.1 Conditions to Obligations of Buyer. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction, or waiver by Buyer, of the following conditions:

(a) The Seller will have furnished Buyer with a certified copy of all necessary actions on its behalf approving the Company’s execution, delivery and performance of this Agreement.

(b) To the extent requested by Buyer, all agreements, commitments and understandings between the Company and any Affiliate thereof will have been terminated in all respects on terms satisfactory to Buyer.

(c) All proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Buyer and its counsel, and Buyer and said counsel will have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

(d) Buyer will be satisfied that it has obtained before or on the Closing Date, all audited historical and unaudited pro forma Financial Statements with respect to the Company, if any, together with any required consent of the Company’s independent public accountants, that may be required to be included in a Current Report on Form 8-K.

ARTICLE VII. - POST-CLOSING OBLIGATIONS

7.1 Non-Competition, Non-Solicitation and Non-Disclosure. In consideration of the payment of the Purchase Price, and in order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby covenants and agrees as follows:

(a) Provided that Buyer has not breached this Agreement (or any agreement delivered in connection herewith, and has not defaulted in the payments due pursuant to the Promissory Note referred to in Section 1.2(b) above), without the prior written consent of the Buyer, Seller will not for a period of three (3) years from and after the Closing Date (A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the business of the Company (as same existed on the date of Closing) or which competes or plans to compete in any way with the Company (as same existed on the date of Closing), anywhere in the world (the “Territory”), (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the business of the Company (as same existed on the date of Closing) or which competes or plans to compete in any way with the Company within the Territory, or (C) utilize Seller’s special knowledge of the business of the Company and Seller’s relationships with customers, suppliers and others to compete with Company (in the business as it existed on the date of Closing). Seller acknowledges and agrees that the covenants provided for in this Section 7.3(a) are reasonable and necessary in terms of time, area and line of business to protect the Company’s trade secrets. Seller further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Company’s legitimate business interests, which include its interests in protecting the Company’s (i) valuable confidential business information, (ii) substantial relationships with customers throughout the United States, and (iii) customer goodwill associated with the ongoing business of the Company. Seller expressly authorizes the enforcement of the covenants provided for in this Section 7.3(a) by (A) the Buyer (and after the Closing the Company) and their respective Subsidiaries or assigns, (B) the Buyer’s permitted assigns, and (C) any successors to the Company’s business. To the extent that the covenants provided for in this Section 7.3(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity, geographic area or scope, the court making such determination will have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified will then be enforced.

(b) Without the prior consent of Buyer, Seller will not for a period of three (3) years from the Closing Date, directly or indirectly, for Seller or for any other person, firm, corporation, partnership, association or other entity (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of nine months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Company, nor will Seller make known the names and addresses of such customers or any information relating in any manner to the Company’s trade or business relationships with such customers.

(c) Seller will not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the Company. Any confidential information or data now known or hereafter acquired by Seller with respect to the Company will be deemed a valuable, special and unique asset of the Company that is received by Seller in confidence and as a fiduciary, and Seller will remain a fiduciary to the Company with respect to all of such information.

(d) It is recognized and hereby acknowledged by the parties hereto that a breach or violation by Seller of any or all of the covenants and agreements contained in this Section 7.3 may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, Seller recognizes and hereby acknowledges that Buyer will be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 7.3 by Seller and/or his associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction will be cumulative and in addition to whatever other rights or remedies the Buyer may possess hereunder, at law or in equity. Nothing contained in this Section 7.3 will be construed to prevent Buyer from seeking and recovering from Seller damages sustained by it as a result of any breach or violation by Seller of any of the covenants or agreements contained herein.

7.2 Post-Closing Deliveries. On or before June 1, 2006, Seller will deliver to Buyer all Customer Agreements as required pursuant to Section 1.3 above.

7.3 Employment Agreements. Buyer shall execute the two (2) Employment Agreements in the forms attached hereto as Schedule 7.3.

ARTICLE VIII. - MISCELLANEOUS

8.1 Further Assurances. Following the Closing, the Company, the Seller and the Buyer will execute and deliver such documents, and take such other action, as will be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

8.2 Publicity. None of the parties hereto will issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except as required by law (in which case, so far as possible, there will be consultation among the parties prior to such announcement), and the parties will endeavor jointly to agree on the text of any announcement or circular so approved or required.

8.3 Limitation on Liability. The representations, warranties, agreements, and indemnities of the Company and the Seller set forth in this Agreement or in connection with the transactions contemplated hereby will survive the Closing.

8.4 Brokers. Regardless of whether the Closing will occur (i) the Seller and the Company jointly and severally, will indemnify and hold harmless Buyer from and against any and all liability for any brokers or finders’ fees arising with respect to brokers or finders retained or engaged by the Company or the Seller in respect of the transactions contemplated by this Agreement, and (ii) Buyer will indemnify and hold harmless the Company from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.

8.5 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called “Notice”) will be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

If to Buyer:	Coach Industries Group, Inc. 12330 SW 53rd Street Suite 703 Cooper City, FL 33330 Attn. Francis O’Donnell Facsimile: (954) 206-0670

with a copy to:

Richardson & Patel, LLP 10900 Wilshire Blvd., Suite 500 Los Angeles, CA 90024 Attention: Mark Abdou, Esq. Facsimile: (310) 208-1154

If to the Company or Seller:	BFT Funding Company No. 1, LLC 12530 West Atlantic Blvd. Coral Springs, Florida 33071 Facsimile: (954) 345-3980

with a copy to:

BFT Business Unit Trust, LLC 12530 West Atlantic Blvd. Coral Springs, Florida 33071 Facsimile: (954) 345-3980

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail will be effective upon actual receipt. Notice given by telecopier will be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier will be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto will not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

8.6 Governing Law. The provisions of this agreement and the documents delivered pursuant hereto will be governed by and construed in accordance with the laws of the State of Florida (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the Circuit Court of the State of Florida, Broward County, in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts will be brought in the Federal District Court for the State of Florida in a court sitting in Broward County. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

8.7 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision hereof (regardless of whether similar), nor will any such waiver constitute a continuing waiver unless otherwise expressly provided.

8.8 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto will not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

8.9 Exhibits and Schedules. The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule will be deemed restricted only to the Section to which such disclosure specifically relates except where there is an explicit cross-reference to another Schedule.

8.10 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.11 Construction. The provisions of this Agreement will be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of party acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

8.12 Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, will not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but will expressly survive Closing and will be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

8.13 Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties will be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

8.14 Costs and Expenses. Each of the parties to this Agreement will bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby (the “Transaction Expenses”); provided, however, that Seller will be responsible for and will discharge all Transaction Expenses incurred by or on behalf of Seller, the Seller and/or the Company (it being the parties’ agreement that the Company will not bear or otherwise be liable for any such expenses).

ARTICLE IX. - DEFINITIONS

Capitalized terms used in this Agreement are used as defined in this Article IX or elsewhere in this Agreement.

“Affiliate” will mean, with respect to any person, any other person controlling, controlled by or under common control with such person. The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

“Confidential Information” will mean confidential data and confidential information relating to the business of the Company (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to Seller or of which Seller became aware as a consequence of or through his employment with the Company and which has value to the Company and is not generally known to the competitors of the Company. Confidential Information will not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

“Assets” or “assets” will mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Company.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

BUYER:

COACH INDUSTRIES GROUP, INC.

By:	/s/ Francis O’Donnell
Name:	Francis O’Donnell,
Title:	Chief Executive Officer

COMPANY:

FLEETPLAN, LLC

		By:	/s/ Thomas Borzilleri
		Name:	Thomas Borzilleri
		Title:	Manager

SELLER:

BFT FUNDING COMPANY NO. 1, LLC

		By:	/s/ Thomas Borzilleri
		Name:	Thomas Borzilleri
		Title:	Manager